                                                                  EXHIBIT (d)(9)

                                      RIDER

                SPOUSE'S PAID-UP INSURANCE PURCHASE OPTION (SPPO)

1. BENEFIT When this rider is in effect, and the Insured covered under the Base Policy dies, the eligible applicant shown in Section 2 below can purchase a new single premium paid-up whole life insurance policy (the "New Policy") on the Insured's Spouse. Evidence of insurability on the New Policy is not needed, subject to the terms and conditions of this rider. The Company must receive the application for the New Policy within 90 days after the Insured's death while the Insured's Spouse must be alive.

2.    ELIGIBILITY One of the following eligible applicants can purchase the New
      Policy:

      a.) The Insured's Spouse, who is a Beneficiary for all or part of the Base Policy Life Insurance Proceeds (the "Life Proceeds"), as defined in Section 3 below.

      b.) The Owner, who is a Beneficiary for all or part of the Life Proceeds and is not the Insured's Spouse (the "Third Party").

      c.) The Owner, who is a Trust and a Beneficiary for all or part of the Life Proceeds. The Trust must be authorized by its terms to purchase insurance on the life of the Insured's Spouse. The Company has the right to obtain a copy of the Trust document.

3. AMOUNT OF NEW INSURANCE The maximum face amount of the New Policy that can be purchased under this rider is the lesser of: (a) $5 million or (b) the Life Proceeds payable in one sum to which the eligible applicant is entitled as the Beneficiary, subject to the Company's minimum amount requirements. If the eligible applicant as Beneficiary receives only part of the Life Proceeds, then that amount is the maximum that can be purchased.

      The Life Proceeds is the amount, defined below, payable under the terms of the Base Policy. The Life Proceeds equals the sum of:

      a.) The proceeds from the Base Policy, prior to deducting any unpaid loan; and

      b.) Any riders on the same Insured, as defined in the Base Policy, attached to this policy excluding accidental death benefits; and

      c.)   Any dividends, if applicable.

4. PREMIUM FOR NEW POLICY The single premium amount for the New Policy is based on the Insured Spouse's gender and age on the Effective Date of the New Policy, as defined in Section 8. As payment for the New Policy, we will reduce the Life Proceeds payable to the eligible applicant shown in
      Section 2 above by the single premium. If these proceeds are not sufficient to pay the entire single premium, the balance of that premium must be paid to us before the New Policy will take effect. A Table of Single Premium amounts for the New Policy is shown on this rider's data page. (These amounts are shown on a per $1,000 basis.)

5.    AVAILABILITY OF RIDERS Riders are not available on the New Policy.

6. VALUES The New Policy has cash value and loan value. It is eligible for dividends, but it is not expected that any dividends will be payable.

7. APPLICATION FOR NEW POLICY The application to purchase the New Policy can be submitted before we have paid the Life Proceeds to the eligible applicant.

      The Company must receive the application signed by the Insured's Spouse and all other required signatures while the Insured's Spouse is living and within 90 days after the Insured's death.

                                     (OVER)

305-375

                SPOUSE'S PAID-UP INSURANCE PURCHASE OPTION (SPPO)
                                   (CONTINUED)

8. ISSUANCE OF NEW POLICY The New Policy will be a single premium paid-up whole life insurance policy issued by New York Life Insurance Company. The New Policy is made available only under the terms of this rider.

      The Insured's Spouse must be alive on the Effective Date of the New Policy. The Effective Date of the New Policy will be the later of:

      a.) The date we receive the application which is signed by the Insured's Spouse and eligible applicant if different, while that Insured's Spouse is alive and within 90 days after the Insured's death;

      b.) The date we determine the Life Proceeds payable to the Insured's Spouse or Owner-Beneficiary; or

      c.)   The date we receive the entire single premium for the New Policy.

      Unless otherwise stated in the application: a.) The Insured's Spouse will be the Owner of the New Policy; and b.) The Beneficiary for the New Policy will be the estate of the Insured's Spouse. Proceeds from the New Policy will be payable in accordance with the terms and conditions of the New Policy.

9. SIMULTANEOUS DEATH If the Insured's Spouse, who has the right to purchase a New Policy, dies at the same time as the Insured or within 30 days after the Insured's death, the Insured's Spouse is still eligible for the benefit provided by this rider. If this occurs and we are notified, in writing at our Service Center or any other location that we indicate to you in writing, of the Spouse's death within 90 days after the death of the Insured, the Company will pay the Spouse's estate the lesser of: (a) $2.5 million or (b) the maximum amount of single premium paid-up whole life insurance that the Insured's Spouse could have purchased under this rider less the applicable single premium for that insurance.

      The simultaneous death provision does not apply to a policy in which a Third Party or Trust is the Owner and Beneficiary for any or all of the Life Proceeds. If either the Insured or the Insured's Spouse under the Base Policy commits suicide, while sane or insane, this provision does not apply.

10. CONTRACT This rider is made a part of the Base Policy. If added to a Base Policy that is already in-force, this rider is made a part of that Base Policy, based on the application for the rider.

11. SUICIDE EXCLUSION Suicide of the Insured's Spouse, while sane or insane, within two years after the date of the Insured's death, is not covered by this rider.

12. CONTESTABILITY OF RIDER We will not contest this rider if it is issued with the Base Policy.

      If this rider is added to a policy that is already in force, we will not contest the rider after it has been in effect during the lifetime of the Insured for 2 years from the date of issue of the rider.

13. DATES This rider and the Base Policy have the same date of issue and Effective Date, unless the rider is added to a policy that is already in force. In this case, the date of issue and Effective Date of this rider is shown in an add-on rider that we put in the Base Policy.

14. EFFECT OF BASE POLICY'S CONDITIONAL TEMPORARY COVERAGE AGREEMENT This rider is not applicable if the claim for the Life Proceeds is made under the Base Policy's Conditional Temporary Coverage Agreement.

                                        05375-2

                SPOUSE'S PAID-UP INSURANCE PURCHASE OPTION (SPPO)
                                   (CONTINUED)

15. WHEN RIDER ENDS You can cancel this rider with a signed request at any time. This rider ends if the Base Policy ends, is surrendered, or is exchanged for a new policy.

16. DEFINITIONS Unless stated otherwise, terms in this rider have the same meaning as in the Base Policy to which it is attached. References to the Base Policy refer to the policy to which this rider is attached.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

/s/ Catherine A. Marrion                               /s/ Fredrick J. Sievert
------------------------                               ------------------------
Secretary                                              President

                                        05375-3

            SINGLE PREMIUM FOR SPOUSE'S PAID-UP LIFE INSURANCE POLICY
    (PER $1,000 BASED ON THE GENDER AND ATTAINED AGE OF THE SURVIVING SPOUSE)

ISSUE
AGE          MALE         FEMALE       UNISEX
 14          150.22       124.05       139.86
 15          155.06       128.18       144.42
 16          159.91       132.42       149.03
 17          164.79       136.79       153.70
 18          169.71       141.28       158.44
 19          174.72       145.92       163.30
 20          179.86       150.72       168.30
 21          185.18       155.68       173.48
 22          190.71       160.82       178.84
 23          196.49       166.16       184.44
 24          202.55       171.69       190.28
 25          208.89       177.43       196.38
 26          215.56       183.38       202.75
 27          222.53       189.54       209.40
 28          229.82       195.93       216.33
 29          237.43       202.55       223.53
 30          245.34       209.40       231.02
 31          253.56       216.48       238.79
 32          262.08       223.81       246.83
 33          270.92       231.40       255.17
 34          280.05       239.26       263.78
 35          289.48       247.36       272.69
 36          299.22       255.75       281.88
 37          309.25       264.38       291.35
 38          319.58       273.25       301.09
 39          330.18       282.36       311.10
 40          341.07       291.70       321.37
 41          352.24       301.26       331.88
 42          363.66       311.04       342.64
 43          375.37       321.04       353.65
 44          387.35       331.28       364.92
 45          399.60       341.77       376.46
 46          412.12       352.52       388.26
 47          424.93       363.54       400.34
 48          438.02       374.85       412.70
 49          451.40       386.44       425.34
 50          465.06       398.32       438.26
 51          479.00       410.47       451.45
 52          493.20       422.90       464.91
 53          507.64       435.62       478.61
 54          522.28       448.59       492.53
 55          537.09       461.83       506.66
 56          552.07       475.36       520.99
 57          567.22       489.20       535.53
 58          582.53       503.39       550.30
 59          598.02       517.98       565.33
 60          613.68       532.98       580.60
 61          629.49       548.39       596.12
 62          645.42       564.16       611.84
 63          661.43       580.23       627.70
 64          677.45       596.51       643.66
 65          693.46       612.95       659.65
 66          709.41       629.54       675.65
 67          725.33       646.30       691.69
 68          741.20       663.27       707.78
 69          757.05       680.53       723.95
 70          772.86       698.08       740.22
 71          788.60       715.90       756.55
 72          804.18       733.90       772.85
 73          819.51       751.95       789.03
 74          834.48       769.90       804.97
 75          849.01       787.62       820.57
 76          863.09       805.06       835.81
 77          876.73       822.20       850.69
 78          889.99       839.05       865.27
 79          902.94       855.66       879.61
 80          915.64       872.03       893.75
 81          928.07       888.13       907.67
 82          940.19       903.85       921.29
 83          951.89       919.10       934.52
 84          963.06       933.74       947.23
 85          973.65       947.72       959.38
 86          983.65       961.04       970.97
 87          993.16       973.74       982.06
 88        1,000.00       985.89       992.73
 89        1,000.00       997.61     1,000.00
 90        1,000.00     1,000.00     1,000.00
 91        1,000.00     1,000.00     1,000.00
 92        1,000.00     1,000.00     1,000.00
 93        1,000.00     1,000.00     1,000.00
 94        1,000.00     1,000.00     1,000.00
 95        1,000.00     1,000.00     1,000.00
 96        1,000.00     1,000.00     1,000.00
 97        1,000.00     1,000.00     1,000.00
 98        1,000.00     1,000.00     1,000.00
 99        1,000.00     1,000.00     1,000.00
100        1,000.00     1,000.00     1,000.00

RIDER DATA                     PAGE SPPO 1           NEW YORK LIFE INSURANCE AND
                               05375-SPPO 1          ANNUITY CORPORATION